Exhibit 10.1

 Agreement to Purchase the “Four Square Property Group”

of Patented and Un-Patented Mining Claims

This Agreement is hereby entered into between New Jersey Mining Company (“New Jersey”), J-J Farms LLC, and Achievement Holdings LLC (J-J Farms LLC and Achievement Holdings LLC are collectively referred to herein as “Four Square”), whereby New Jersey shall purchase and Four Square shall sell its interest in the Four Square Property Group of patented and un-patented claims and any related interests and rights, data, reports and information related to the properties under the following terms:

1.

Purchase Price. The total Purchase Price will be $800,000 and a 2% NSR for the life of the property.  The Purchase Price is to be paid under the following terms:

a.

$200,000 down - payable in 1,333,333 shares ($.15/share) of restricted New Jersey Common Stock payable at closing;

b.

$100,000 cash - payable on or before September 30, 2018;

c.

$200,000 payable in 1,333,333 shares ($.15/share) of restricted New Jersey Common Stock due payable on or before September 30, 2019;

d.

$100,000 cash - payable on or before September 30, 2019; and

e.

$200,000 payable in either cash or in restricted New Jersey Common Stock (valued at $.15/share), with half payable at Four Square’s discretion and the other half payable at New Jersey’s discretion. This payment would become due on or before September 30, 2020.

f.

Net Smelter Royalty Agreement consisting of a 2% NSR, with the right for New Jersey to purchase 1% NSR for $1,000,000. Payments to be made quarterly based upon smelter receipt reports.

g.

Any obligations and/or prior agreements would be the responsibility of Four Square to satisfy. Excluding the Hern/FSG Mines LLC Lease assignment dated May 20, 2016.  New Jersey would take the place of Achievement Holdings LLC as Lessee.

h.

Four Square reserves the right to sell or assign this Agreement during the term of this Agreement.  New Jersey will have the first right on the sale of this Agreement.

i.

New Jersey will provide a certificate of insurance to J-J Farms for liability coverage for the term of this Agreement.

2.

Transfer of Claims.  The parties agree that New Jersey shall hereby enjoy all the benefits, rights, privileges and obligations afforded to Achievement Holdings LLC, as Lessee, under that certain Mining Lease Agreement between Achievement Holdings LLC and FSG Mines LLC and John Anthony Hern III dated May 20, 2016 (the “Lease”), subject to any default or non-payment under the terms this Agreement.  The parties further agree that New Jersey shall hereby enjoy all the benefits, rights, privileges and obligations afforded to J-J Farms LLC, as owner of the patented mining claims set forth below, subject to any default or non-payment under the terms of this Agreement.  Following the satisfaction of the payments set forth in Sections 1a, 1b, 1c, 1d, 1e, Achievement Holdings LLC shall assign its interest in the Lease to New Jersey, and J-J Farms LLC shall transfer to New Jersey its interest in the Four Square Property Group of lode (“Lode”) deposit patented claims Achievement MS #777, Crown Point MS# 39, and Flagstaff

MS# 1203.  Also, Four Square will grant an easement for ingress and egress to the Four Square Portal and Achievement Lode.

3.

Default.  If New Jersey fails to perform any of the payment obligations outline in 1a, 1b, 1c, 1d, or 1e within 30 days of due dates, Four Square will immediately terminate this agreement and New Jersey will immediately vacate the property and return the property, or any part of the property, in a state of compliance with applicable laws, regulations and ordinances of any governmental agency or authority having jurisdiction of the property.

4.

First Right of Refusal.  Four Square hereby grants New Jersey first right of refusal to purchase Parcel No. 1 RP49N04E013600A 5.509 Acre, Parcel No. 2 RP49N0E021200A 7.58 Acre and Big Bend MS#1850 Placer.   New Jersey shall have the right to purchase under the following terms.

1) Four Square agrees to negotiate the value of the property at the time in which New Jersey chooses to exercise the purchase, or New Jersey shall have the right to match the price and terms if a third party makes an offer.   This First Right of Refusal shall expire at the end of 2020.

2) New Jersey shall grant a first right of refusal to Four Square to Placer Mine any of their Placer Holdings if deemed feasible by both parties.

5.

 New Jersey shall be responsible for all costs during the term of this Agreement, including by not limited to, permits, operational costs, property improvements, establishing easements, or surveying.

6.

Acknowledgement of Payment.  The parties acknowledge the payment made by New Jersey of 1,333,333 shares of restricted New Jersey Common Stock as follows:

•

John Hess hereby acknowledges receipt of 680,000 shares of restricted New Jersey Common Stock in the name of J-J Farms LLC; and

•

Greg Nickel hereby acknowledges receipt of 653,334 shares of restricted New Jersey Common Stock in the name of Achievement Holdings LLC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 2nd day of March 2018.

/s/ John Swallow

/s/ John Hess

New Jersey Mining Company

J-J Farms LLC

John Swallow, CEO/President

John Hess, Manager

/s/ Greg Nickel

Achievement Holdings LLC

Greg Nickel, Member